UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INTERNATIONAL SEAWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL SEAWAYS, INC.

600 Third Avenue, 39th Floor

New York, New York 10016

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2023

May 30, 2023

To the Stockholders of International Seaways, Inc.:

We are writing to you on behalf of the Board of Directors of International Seaways, Inc. (the “Company” or “INSW”) to address advisory reports issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on May 22, 2023 and by the advisory firm Glass, Lewis & Co. (“Glass Lewis”) on May 27, 2023, regarding our 2023 Annual Meeting of Stockholders scheduled for June 6, 2023. In their respective reports, ISS and Glass Lewis recommend that INSW’s stockholders vote against the Company’s advisory proposal on executive compensation (our “2023 Say-on-Pay proposal”) due to a perceived lack of responsiveness to stockholder concerns related to our 2022 Say-on-Pay proposal, which received 67.5% support.

We strongly and respectfully disagree with the recommendations of ISS and Glass Lewis on our 2023 Say-on-Pay proposal and have prepared this supplement to augment our 2023 proxy disclosures related to our extensive stockholder outreach efforts and responsiveness and clarify the considerations underpinning our 2022 Say-on-Pay voting result.

INSW has provided stockholders with an annual Say-on-Pay advisory vote to approve executive compensation since our first annual meeting of stockholders in 2017, and all INSW Say-on-Pay proposals (other than the 2022 Say-on-Pay proposal) have received greater than 89.5% stockholder support. INSW’s Board of Directors appreciates the consistent support it has received from stockholders.

INSW has a longstanding practice of regularly engaging with its stockholders to ensure appropriate alignment of strategic, managerial, compensatory, and other interests, and has benefited from the candid and constructive feedback provided by stockholders through the course of such outreach efforts. Since June 2022, INSW continued this practice and held more than 100 meetings with our stockholders who collectively hold approximately 71% of the Company’s outstanding shares, including, we believe, a significant majority of those stockholders who voted against our 2022 Say-on-Pay proposal, to discuss the Company’s performance, governance and other matters.

Our stockholders, including those who we believe voted against our 2022 Say-on-Pay proposal, did not identify INSW’s compensation plans and practices as points of concern during these discussions. More to the point, our stockholders did not identify structural issues with our executive compensation program or request that INSW overhaul its executive compensation plans and programs. Based on these discussions, we believe the votes of those stockholders who voted against our 2022 Say-on-Pay proposal were influenced by considerations unrelated to our executive compensation program. More specifically, we believe that a number of shares were voted against our 2022 Say-on-Pay proposal in reaction to our adoption of a stockholder rights plan, which we could not put up for ratification last year given the timing of its adoption. We note, however, that we subsequently revised the stockholder rights plan following consultation with stockholders, and indeed both ISS and Glass Lewis have recommended that our stockholders vote to ratify the stockholder rights plan this year.

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Our Compensation Committee, working with its independent compensation consultant, Lyons, Benenson & Company Inc., is mindful of ISS and Glass Lewis compensation guidelines, and in connection with its annual review of our compensation program, attempts in good faith to comply with ISS and Glass Lewis best practices. For example, despite the fact that stockholders did not voice concerns related to our compensation program in 2021, our Compensation Committee modified the program for 2022 to eliminate options, resulting in an even greater proportion of long-term incentive compensation being “at-risk”, subject to the achievement of rigorous performance objectives set by our Compensation Committee. We note that ISS assessed the other components of our compensation program and did not flag any other areas of high concern. Additionally, both Glass Lewis and ISS recommended that stockholders vote “FOR” all Director Nominees. If, in the future, our stockholders express dissatisfaction with our compensation program as we engage in our regular and thorough stockholder outreach, we will endeavor to make adjustments to our program where appropriate to address such dissatisfaction.

We strive to be considerate of, and responsive to, stockholder feedback in all matters, not just compensation. Notably, as a result of our record earnings over the last twelve months, INSW received feedback in the course of our engagement with stockholders regarding our capital allocation strategy. In consideration of this feedback, we doubled our regular quarterly dividend from $0.06 per share to $0.12 per share and supplemented our regular quarterly dividend with additional dividends, resulting in a cumulative $4.98 per share paid or declared over the last twelve months . Additionally, in connection with our ongoing $60 million share repurchase program that is set to expire at the end of 2023, we repurchased 992,340 shares from stockholders for an average price of $31.88 per share, resulting in an aggregate cost to INSW of approximately $32 million over the same period. INSW also used free cash flows to voluntarily prepay approximately $212 million in debt across our debt portfolio (in addition to scheduled repayments or repayments associated with vessel sales) over the same period. Stockholder feedback on these matters remains positive, and we will continue to commit to our balanced capital allocation approach, including by returning value to stockholders.

In light of these additional disclosures, which we are providing to address their concerns, we hope ISS and Glass Lewis will reconsider their recommendations on our 2023 Say-on-Pay proposal, which are inconsistent with INSW’s frequent and meaningful engagement with stockholders—including in response to the 2022 Say-on-Pay vote.

We appreciate the opportunity to communicate with stockholders and look forward to continued engagement as we work to deliver sustainable stockholder value.

Cordially,

Doug Wheat, Independent Chairman of the Board

Timothy J. Bernlohr, Chair of the Compensation Committee

FOR THESE REASONS, WE URGE OUR STOCKHOLDERS

TO VOTE “FOR” THE SAY-ON-PAY PROPOSAL.

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